Exhibit 99.1

EMRISE
NEWS	CORPORATION

9485 Haven Avenue Suite 100

Rancho Cucamonga, CA 91730
(909) 987-9220 • (909) 987-5186
www.EMRISE.com

FOR IMMEDIATE RELEASE

CONTACT:	Rory Mackin

John Donovan

Hill & Knowlton

VP Finance & Administration

(212) 885-0455

EMRISE CORPORATION	rory.mackin@hillandknowlton.com
(909) 987-9220 ext. 3201

EMRISE CORPORATION ANNOUNCES RECEIPT OF NYSE Arca NON-COMPLIANCE LETTER WITH POSSIBLE 6 MONTHS TO CURE

RANCHO CUCAMONGA, Calif.—(BUSINESS WIRE) — November 20, 2007 - EMRISE CORPORATION (NYSE Arca:ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that on November 14, 2007, the Company received a letter from NYSE Arca Equities, Inc. staff (“Staff”) indicating that the Company’s common stock price per share does not comply with the minimum $1.00 price required for continued listing by NYSE Arca Equities Rule 5.5(h)(4). The Staff noted that since September 27, 2007, the price per share of the Company’s common stock has averaged below $1.00 for 30 consecutive trading days.

The Company intends to submit to the Staff no later than November 30, 2007, materials that describe how the Company intends to regain compliance with the $1.00 price criteria. Pursuant to the terms of the letter, if the materials submitted by the Company are approved by the Staff, then pursuant to Arca rules, the Company would have six months from the date of the original letter to cure the deficiency by bringing the share price back above $1.00. Specifically, the price condition will be deemed cured if the price exceeds $1.00 per share and the price remains above this level for at least the following 30 trading days.

Pursuant to the materials that the Company intends to submit to the staff, the Company is taking actions which it believes will result in the share price rising above $1.00 and remaining above $1.00 for at least 30 days within the required 6 month period. In particular, the Company believes that the share price will improve based on the closing of the recently announced $23 million pending debt financing, the possibility of future accretive acquisitions, the Company’s expectations for profitability and its optimistic outlook for its two primary growth drivers:  In Flight Entertainment and Communications Products and  TeimPoTM edge network timing and synchronization products. There can be no assurance that NYSE Arca will accept these materials. If the materials are not accepted, NYSE Arca will commence delisting procedures.

About EMRISE CORPORATION

EMRISE Corporation is a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment. EMRISE’s electronic devices group, which consists of EMRISE Electronics Corporation and its international subsidiaries, provides power conversion, RF and microwave devices, and digital and rotary switches to the North American, European and Asian electronic markets.

EMRISE’s communications equipment group, consisting of CXR Larus Corporation and its subsidiary, CXR Anderson Jacobson, provides network access and communication timing and synchronization products to the North American, European and Asian communications industry. Founded in 1983, EMRISE operates out of facilities in the United States, England, France and Japan. As of October 31, 2007, EMRISE had a total of approximately 300 employees in its various subsidiaries and divisions. Website: www.EMRISE.com. Listed on NYSE Arca under the ticker symbol: ERI.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, the timing and content of any compliance material to be prepared by the Company for submission to the Staff, possible approval by the Staff of such materials and granting a 6 month cure period, the possible improvement of the Company’s stock price, the possible closing of the pending debt financing, the possibility of an accretive acquisition and the Company’s expectation of profitability and its optimistic outlook for In Flight Entertainment and Communications Products and  TeimPoTM edge network timing and synchronization products are all forward-looking statements that involve a number of risks and uncertainties. Actual future events could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, any determination that the Staff may make as to the Company’s listing status and compliance, failure of the Company’s stock price to improve, failure to close the pending debt transaction, failure to complete any acquisition or that such acquisition, if completed, is not accretive to earnings, lack of profitability, the inability for the Company to successfully grow either its In Flight Entertainment and Communications products or TeimPoTM edge network timing and synchronization products businesses, and other risks as contained in the Company’s public statements and its periodic reports and other filings with the Securities and Exchange Commission.